Exhibit 10.1

CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K ITEM 601(B)(10)(IV). SUCH INFORMATION IS BOTH (I) NOT MATERIAL AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (the “Agreement”), is entered into effective as of October 23, 2026 (the “Effective Date”) by and between Cook Medical Holdings LLC, an Indiana limited liability company with an address at 750 Daniels Way, Bloomington, Indiana 47404 (“Cook”), and Profound Medical (U.S.) Inc., a Delaware corporation with an address at 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905 (“Supplier”). Cook and Supplier are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Cook, either itself or through an Affiliate, wishes to purchase certain Products manufactured by Supplier, either itself or through an Affiliate, and identified on Product Schedules; and

WHEREAS, Cook and its Affiliates wish to distribute the purchased Products through their own distribution channels as further provided in this Agreement; and

WHEREAS, Supplier desires to manufacture or have manufactured and sell the Products to Cook and its Affiliates for their subsequent distribution pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Parties hereby agree as follows:

1.	Definitions.

a.	“Affiliate” or “Affiliates” means any corporation, company, or other entity controlled by, controlling or under common control with such Party, and “control” means direct or indirect ownership of more than fifty percent (50%) of the voting stock (or other comparable ownership interest) of a corporation or entity or the power to direct the management or policies of a corporation or entity through ownership of stock, by contract or otherwise.

b.	“Applicable Law” shall mean federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of any Governmental Authority, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder, including without limitation the United States Federal Food, Drug and Cosmetic Act (“FDCA”), and any regulations and guidances promulgated thereunder, as amended from time-to-time, and all other laws, regulations, rules, and guidances of any Governmental Authority pertaining to the development, manufacture, extrusion, packaging, labeling, storage, marketing, sale, distribution or intended use of a Product, including current good manufacturing practices (cGMP) for manufacturing and/or extruding Products in accordance with applicable law (including U.S. Quality System Regulation (21 CFR Part 820) and ISO 13485), and any applicable data privacy laws, in each case, as amended from time to time.

c.	“Business Days” means days which are banking days in both Toronto, Ontario and Bloomington, Indiana.

d.	“Confidential Information” shall mean documents, samples, prototypes and other materials and information, whether of a technical, business, or other nature (including but not limited to inventions, trade secrets, know-how, customer lists, business plans, promotional and marketing activities, and finances) that are neither generally known to the public and that are disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”). The Parties agree that Confidential Information shall also include the terms hereof and the discussions between the Parties. Confidential Information does not include information that: (i) is or becomes publicly known without fault of the Receiving Party; (ii) is or becomes lawfully available from a third party without obligations of confidentiality; (iii) was known to the Receiving Party before receipt from the Disclosing Party; or (iv) is independently developed by the Receiving Party as evidenced by contemporaneous written documentation.

e.	“Cook Equipment” means the various versions of Cook iMRI suite, including but not limited to, an MRI machine, communication, monitor and monitor holder (i.e. boom arm or trolley cart).

f.	“Customer” means an end-user purchaser or customer of Cook or its Affiliates that purchases or receives Products (including Products installed with or used in connection with Cook Equipment) through Cook’s distribution channels or otherwise receives Products supplied under this Agreement.

g.	“Field Action” means any corrective action undertaken to address an actual or suspected defect, failure, or non-conformance in a Product in the field, including but not limited to recalls, repairs, replacements, retrofits, and troubleshooting, regardless of the label applied (e.g., “maintenance,” “technical support,” “warranty service”). Field Action does not include normal preventive maintenance or customer training.

h.	“Governmental Authority” shall mean any executive, legislative, judicial, regulatory, administrative or standard-setting body exercising regulatory authority over medical products or devices in the Territory, including: any nation, territory, government (or union of these) foreign, domestic or multinational; any state, local government or other political subdivision; and any bureau, court, tribunal, board, commission, department, agency or other entity (including the International Organization for Standardization (“ISO”)).

i.	“Intellectual Property Rights” means any and all intellectual property and proprietary rights throughout the world, whether registered or unregistered, including all: (i) Patents; (ii) Trademarks; (iii) copyrights and works of authorship (including software, firmware, and documentation), and all moral rights; (iv) industrial designs and design rights; (v) trade secrets, know-how, inventions (whether or not patentable), algorithms, data, methods, processes, and other confidential or proprietary information; and (vi) all applications, registrations, renewals, and extensions of any of the foregoing, and all rights to sue for past, present, and future infringement or misappropriation thereof.

j.	“Labeling” shall mean all written, printed, or graphic matter accompanying a Product at any time while such Product is in interstate commerce or held for sale after shipment or delivery in interstate commerce in the Territory.

k.	“License Holder” shall mean any person or corporate entity (including the Manufacturer) responsible for Regulatory Approvals of a Product in the Territory in which such Products will be made available for commercial distribution or sale; provided, however, the License Holder may be a party other than the Manufacturer.

l.	“Manufacturer” shall mean any person or corporate entity responsible for the design, Specifications, manufacture, assembly, processing, packaging, or Labeling of the Products, and shall include any of the activities described in 21 CFR §807.3(d) whether these operations are performed by that person himself or on that person’s behalf by a third party.

m.	“Minimum Percentages” means the Product is being sold with at least [***]% of sales of Cook Equipment (measured by units) for a calendar quarter, beginning with the first full calendar quarter following the receipt of FDA clearance for the Product to be sold with Cook Equipment in the Territory.

n.	“Patents” means all patents and patent applications in any jurisdiction throughout the world, including: (a) all provisional applications, non-provisional applications, and applications filed under the Patent Cooperation Treaty; (b) all continuations, continuations-in-part, divisionals, and other applications claiming priority to any of the foregoing; (c) all patents issuing from any of the foregoing; (d) all reissues, reexaminations, supplementary examinations, inter partes reviews, post-grant reviews, and other post-grant proceedings in respect of any of the foregoing; (e) all extensions, renewals, restorations, and term adjustments, including patent term extensions, patent term adjustments, and supplementary protection certificates; (f) all foreign counterparts of any of the foregoing; and (g) all rights to claim priority from any of the foregoing.

o.	“Product” or “Products” shall mean the products or goods supplied to Cook by Supplier and identified in each Product Schedule (Exhibit A).

p.	“Product Schedules” shall mean Exhibit A which describe particular information specific to each Product(s) supplied between the Parties, and as may be updated with the Parties’ mutual agreement from time-to-time; including without limitation, applicable Specifications, pricing, minimum order quantities, forecasts, lead-times, packaging and labeling requirements, applicable Quality Agreement(s),- shipping locations, shipping or storage instructions, marketing materials and/or additional information which may be agreed to between the Parties.

q.	“Quality Agreement” shall mean a certain written agreement between Supplier and Cook (or Cook Affiliate) and referenced in each Product Schedule which outline the Parties’ respective quality and/or regulatory activities and responsibilities related to the Products and their manufacture, shipment, storage, sale, or distribution in the Territory.

r.	“Regulatory Approvals” means any marketing approval, permit, license, or any other authorization that is required by a Governmental Authority prior to the distribution of the Products in a jurisdiction within the Territory in accordance with Applicable Law.

s.	“Specifications” shall mean with respect to the applicable Product, any requirement with which a product, process, service, or other activity must conform, as referenced in the Product Schedule and/or accepted purchase order issued by Cook (a “Purchase Order” or “PO”) for such Product.

t.	“Territory” means the United States of America and its territories.

u.	“Trademarks” means all trademarks, service marks, certification marks, collective marks, trade names, corporate names, business names, brand names, product names (including “TULSA” and “TULSA-PRO”), trade dress (including the look and feel, packaging, labeling, product configuration, and aesthetic design of any product), logos, slogans, taglines, designs, symbols, domain names, social media identifiers and handles, and all other indicia of source, origin, or sponsorship, whether registered or unregistered, and whether arising under statute, common law, or otherwise in any jurisdiction throughout the world, together with: (a) all goodwill associated with or symbolized by any trademarks the foregoing; (b) all applications, registrations, renewals, and extensions of any of the foregoing; (c) all translations, adaptations, derivations, and combinations of any of the foregoing; and (d) all rights to sue for and recover damages and other remedies for past, present, and future infringement, dilution, or other violation of any of the foregoing.

2.	Appointment. During the Term and subject to the terms and conditions of this Agreement and applicable Product Schedule, Supplier hereby appoints Cook as a non-exclusive distributor of the Products in the Territory, provided that Cook is only authorized to distribute or sell Products to be used only in connection with Cook Equipment. For the avoidance of doubt, Supplier shall not appoint any other distributor or reseller to distribute or sell Products for use with Cook Equipment in the Territory without Cook’s prior written consent, subject only to the Minimum Percentages review process set forth below. .Cook and Supplier shall set forth in each Product Schedule the specific terms for such appointment, including without limitation, exclusivity, improvements, expansion or contraction of the types of Products, pricing, and iterations or improvements of the Products. Within thirty (30) days after the end of each calendar quarter following FDA clearance for the Products in the Territory, Cook shall provide Supplier with data necessary to determine whether the Minimum Percentages are being satisfied and with a list of Customers that have purchased the Cook Equipment but not any Products during such calendar quarter and Supplier may directly sell the Products to the Customers on such lists. The Steering Committee shall meet at least quarterly and shall review Cook’s progress toward the Minimum Percentages at each meeting. Within thirty (30) days after Cook delivers the quarterly data, the Steering Committee shall meet (which meeting may be virtual) and jointly determine whether the Minimum Percentages were satisfied for that quarter, taking into account any Supplier delay, supply constraint, regulatory limitation or other circumstance outside Cook’s reasonable control, and neither Party shall unreasonably withhold or delay its agreement to a determination that is consistent with the quarterly data. If the Steering Committee jointly determines that the Minimum Percentages were not satisfied for a quarter, Cook shall have the following calendar quarter to satisfy them, measured on a combined basis across both quarters, and Cook’s appointment and Supplier’s restriction on appointing other distributors as set forth above shall continue during that quarter and the shortfall shall be deemed cured if the Minimum Percentages are satisfied on that basis. Supplier’s restrictions on appointing other distributors as set forth above shall cease only if the Steering Committee (or, on referral, senior management) jointly determines that the Minimum Percentages were not satisfied after that opportunity. If the Steering Committee does not reach a joint determination within fifteen (15) days, the matter shall be referred to senior management of each Party, who shall meet within fifteen (15) days and jointly decide whether the Minimum Percentages were satisfied. Cook’s appointment and Supplier’s restriction on appointing other distributors as set forth above shall continue until that decision is made and, if senior management cannot agree, until the matter is resolved under the dispute resolution provisions of this Agreement. The Minimum Percentages are only a condition of Supplier’s right to appoint other third party distributors or resellers to distribute or sell Products for use with Cook Equipment in the Territory without Cook’s prior written consent; a failure to satisfy them is not a breach of this Agreement, does not affect Cook’s non-exclusive appointment, and gives Supplier no remedy other than ending the restriction on appointing other distributors as provided in this paragraph. Cook hereby accepts such appointment on the terms and conditions set forth in this Agreement and the Exhibits hereto. The Parties acknowledge their mutual interest in exploring the potential expansion of this Agreement to include additional TULSA-PRO system configurations, including without limitation the .55T and 1.55T compatible systems (the “Future Products”). The Parties agree to work together in good faith toward future commercial arrangements with respect to such Future Products; provided, however, that nothing in this Section shall be construed as creating any binding commitment, purchase obligation, right of first refusal, or exclusivity right with respect to Future Products. Any agreement regarding Future Products shall require a separate written amendment or Product Schedule executed by both Parties. For the avoidance of doubt, Cook’s obligation to purchase any Future Product is expressly conditioned upon Supplier obtaining all required regulatory approvals, clearances, and label amendments necessary to support such Future Product’s indicated use in the Territory, and Supplier providing written evidence of such approval to Cook.

2A.	Co-Marketing and Training

a.	Cook shall undertake the following marketing obligations:

i.	identify individuals from sales, marketing and clinical groups in its organization to be trained on the Product;

ii.	provide free of charge training for the Cook Equipment, which are compatible with the Products, to Supplier’s internal sales, marketing and clinical sales specialists as identified by the Supplier;

iii.	set up its internal sales infrastructure including but not limited to the implementation of the Products in Cook’s product catalog to be able to quote, accept orders and invoice the Product to Customers;

iv.	promote the Product at tradeshows, conferences and alike as set forth in Exhibit C (Co-Marketing and Training);

v.	consider providing support to Supplier led clinical trials, on a case by case basis, at selected and mutually agreed Cook’s customer sites, by facilitating direct communication between Customer and Supplier; provided that any clinical trial support provided by Cook shall be conditioned upon: (i) independent scientific/clinical justification approved by Cook, acting reasonably; (ii) compliance with FDA regulations and IRB requirements; (iii) documentation of bona fide research purpose (not marketing-focused); and (iv) Supplier’s and/or clinical trial sponsor’s assumption of all trial-related regulatory/liability responsibilities; and

vi.	provide additional RF receive coils, if so determined necessary by the technical teams and agreed by both Parties.

b.	Supplier agrees to:

i.	provide marketing materials, including product literature, customer presentations and quotation language to Cook;

ii.	provide free of charge Product training to Cook’s internal sales, marketing and clinical personnel as identified by Cook;

iii.	Upon request, Supplier will provide a non-functional demonstration system to Cook of each Product available for tradeshows, conferences and alike. Expenses/cost for shipment, handling and installation of such demonstration system for any such tradeshows, conferences and alike shall be borne by Cook; and

iv.	provide additional direct sales support as “subject matter expert” on an as needed basis.

c.	The Parties agree to develop a coordinated sales and marketing plan for the Territory through a joint steering committee, consisting of three (3) members appointed by Cook and three (3) members appointed by Supplier (the “Steering Committee”). The Supplier members shall collectively have one vote, and the Cook members shall collectively have one vote and the Steering Committee shall act by consensus. The Steering Committee shall meet at least quarterly, one time at Cook’s premises and one time at Supplier’s premises and the other two times virtually unless otherwise agreed to by both Parties. The Steering Committee meetings shall discuss the following topics:

i.	general business updates from each Party;

ii.	sales performance, market development activities, and commercial strategy relating to the Products;

iii.	quality performance, product complaints, and any open corrective actions;

iv.	delivery performance, supply chain issues, and any corrective actions;

v.	forecasts, demand planning, and Supplier production capacity;

vi.	co-marketing activities to be carried on for the succeeding 12 months;

vii.	review and amend the jointly agreed marketing plan for the applicable year; and

viii.	discuss and agree upon the allocation of the annual marketing budget.

d.	As part of the sales and marketing plan, Cook and Supplier will semi-annually look at upcoming tradeshows, conferences and alike and agree how they can maximize the impact to the delegates by

i.	coordinated booth messages and demo equipment in case both parties plan to attend;

ii.	joint satellite symposia;

and agree on how to share related costs.

Additional marketing obligations of the Parties hereunder are set forth in Exhibit C.

3.	Term and Termination.

a.	Term. This Agreement is effective as of the Effective Date. The Original Term begins on the date Supplier provides Cook written evidence of FDA clearance necessary to commercially distribute the Products in the Territory (the “Regulatory Approval Date”) and continues for five (5) years (the “Original Term”). Before the Regulatory Approval Date, Cook has no purchase, forecast, payment or performance obligations, and Supplier shall not ship Product. If the Regulatory Approval Date has not occurred by April 30, 2027, Cook may terminate this Agreement on written notice, without liability, and all outstanding Purchase Orders are cancelled. The Term will automatically renew for additional periods of twelve (12) months each (each is a “Renewal Term” and together with the Original Term, the “Term”) unless either Party notifies the other in writing of its desire to not renew the Term of the Agreement, which notice shall be at least one hundred eighty (180) days prior to the then-current expiration date of the Term or Renewal Term.

b.	Termination. This Agreement may be terminated:

i.	By Supplier, upon notice to Cook, if Cook commits a breach of Sections 8(d) and/or 8(e);

ii.	By either Party, if the other Party commits a material breach of any provision of this Agreement and such breach continues uncured for a period of thirty (30) days following written notice;

iii.	By either Party, effective immediately, if the other Party files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for or consents to the appointment of a trustee, receiver or custodian for its or a substantial part of its property; or

iv.	By either Party without cause upon one hundred eighty (180) days’ prior written notice to the other Party.

c.	Upon such termination, Cook shall have no liability other than payment for (i) Products delivered and accepted prior to termination and (ii) documented, non-cancellable raw material costs reasonably incurred by Supplier in reliance on binding Purchase Orders issued prior to the termination notice. Product Schedules. A Product Schedule may be terminated for convenience as set forth within such applicable Product Schedule. Further, if none of the Product Schedules are then in effect, the Parties may agree to terminate this Agreement.

d.	Effect of Termination. Upon termination for any reason:

i.	Supplier shall continue to service Customers who have purchased Products prior to termination, including ordering Products necessary to fulfill service obligations, warranty claims, or pipeline commitments for a period of not less than twelve (12) months following the effective date of termination.

ii.	Upon termination and at Supplier’s written request, Cook shall return or destroy (at Cook’s option) tangible materials provided by Supplier and identified as Supplier property, excluding materials retained pursuant to Cook’s document retention policies or as required by Applicable Law or regulatory requirements. Cook may retain one archival copy of Supplier Confidential Information for compliance purposes.

e.	Survival. The Parties agree that any provisions of this Agreement which, by their nature, are intended to survive expiration or termination of this Agreement shall survive, including without limitation those relating to Confidentiality, Intellectual Property, Indemnification, Insurance, Payment, Audit, Data Privacy and Data Security, Compliance, and Governing Law/Dispute Resolution.

4.	Supply of Products.

a.	Time Is of the Essence. Time is of the essence for this Agreement and, accordingly, Supplier will use commercially reasonable efforts to meet its terms, times, and dates specified herein or in any Product Schedule or PO issued hereunder.

b.	Product Manufacture and Supply. Unless indicated otherwise on the applicable Product Schedule, Supplier is the Manufacturer of the Products. All Products supplied under this Agreement shall conform to the Manufacturer’s Specifications when delivered to Customer and shall continue to conform to such Specifications for the usable shelf-life of each Product, provided if Supplier upgrades or modifies the Product, it may amend the Specifications to accommodate such upgrades or modifications with written notice to Cook.

c.	Orders. Supplier shall supply Products to Cook’s designated Customer at Cook’s direction, upon receipt of a PO from Cook in accordance with the terms and conditions of this Agreement. Title to Products shall pass directly from Supplier to Customer upon confirmed delivery to Customer’s designated facility. Cook shall have no title interest in the Products at any point. Cook’s payment obligation to Supplier is not contingent upon Cook’s receipt of payment from any Customer. Supplier shall promptly communicate any acceptance or rejection of a PO and state the specific grounds for any such rejection in writing. Timelines for Supplier’s acceptance or rejection of a PO shall be stated in the Product Schedule. Supplier may not confirm partial aspects or terms of any PO. In the event of conflicting, different, or additional terms contained in any PO, invoice, or order confirmation, this Agreement, including the applicable Product Schedule, and its terms will control. From time-to-time and as set forth in applicable Product Schedule(s), Cook may provide Supplier with a forecast of future demand to aid in Supplier’s planning; however, unless specifically agreed to by Supplier and Cook, no forecast shall be binding on either Party beyond amounts authorized and accepted in each PO except as otherwise contemplated in Exhibit A.

d.	Shipment and Delivery.

i.	Except as may be expressly set forth in the applicable Product Schedule, all Products supplied under this Agreement shall be shipped to the Customer location designated by Cook (drop-ship model). Supplier shall ship Products in accordance with Cook’s written shipping instructions, including shipments to Customer locations. Supplier shall bear all risk of loss or damage to the Products until delivery to the designated Customer location.

ii.	All Products shall be suitably packed and marked for shipping and Supplier shall comply with the reasonable packing and shipping instructions provided by Cook on the PO. Cook shall not be charged separately for any packing, marking, or boxing.

iii.	Certification. All Products shall be shipped to the Customer with an accompanying Certificate of Compliance. Supplier shall also provide the Certificate of Compliance electronically to Cook upon confirmed shipment of the Product to the Customer. Such Certificate of Compliance shall state that the Products are in compliance with the Specifications and include each applicable lot and quantity shipped.

iv.	Inspection and Acceptance. Products are shipped directly from Supplier to Customers under this Agreement. Customers conduct physical inspection upon delivery. Cook shall require Customers to notify Cook of any alleged non-conformance or defect within fifteen (15) days of delivery of Products and Cook shall notify Supplier of any alleged non-conformance or defect within ten (10) days of the earlier of Cook’s receipt of such notice from the Customer or within ten (10) days after Cook becomes aware of such issue, but in no event more than thirty (30) days after delivery of Products. Supplier shall be responsible for all communications with Customer regarding returns, replacements, and remedies. Supplier shall not be liable for non-conformance resulting from Customer’s improper handling, storage, misuse, or modification. Payment for Products shall not constitute acceptance thereof. This paragraph applies to non-conformance or defects apparent on inspection upon delivery; latent defects and claims under Supplier’s warranty (Section 10) are governed by the warranty provisions of this Agreement and are not subject to the thirty (30) day outside date above.

e.	Invoicing, Pricing, and Payment.

i.	Price. Pricing for each Product will be set forth in Exhibit A hereto. Pricing may only be modified by mutual written agreement of the Parties.

A.	Supplier Direct Pricing Transparency and Market Alignment. Supplier shall provide Cook, on a quarterly basis, a report identifying Supplier’s average selling price (“ASP”) for Products sold directly by Supplier to Customers in the Territory, which calculation shall take into account (i) volume rebates and discounts offered to Customers; and (ii) product returns and credits. The determination of ASP shall expressly exclude: (w) demo units provided by Supplier at no cost; (x) Products donated to healthcare providers or charitable organizations; (y) Products included in bundle deals; and (z) products provided at no charge for promotional or evaluation purposes. Supplier shall notify Cook in writing at least thirty (30) days prior to any material change in Supplier’s direct pricing structure, discount programs, or pricing policies that may impact the market price of the Products. In the event Supplier materially reduces its direct selling price for the Products in a manner that could reasonably be expected to adversely impact Cook’s ability to maintain commercially reasonable margins, the Parties shall promptly meet and negotiate in good faith an appropriate adjustment to the purchase price under this Agreement or other commercially reasonable measures to preserve the commercial intent of the Parties.

ii.	Invoice. Upon confirmed shipment of the Products, Supplier shall issue an invoice to Cook. Cook’s obligation to pay Supplier is not contingent upon Cook’s collection from any Customer. The following must appear on all invoices in order to receive payment: (i) Cook’s PO, (ii) Cook’s/Supplier’s Part Number (“CPN”), (iii) unit price and total price of Product(s), (iv) quantity of Product(s), and (v) name of Supplier. Failure to include such information may result in delayed payment. Invoices shall be sent to the address outlined in the Product Schedule. Invoices shall reference the applicable shipment confirmation or advanced shipping notice provided to Cook.

iii.	Payment. Cook shall pay all undisputed amounts then due and owing on any valid invoice within sixty (60) calendar days from receipt of such invoice. Unless stated otherwise in the Product Schedule, Cook’s payment to Supplier will be made by ACH to the account provided by Supplier.

f.	Interest on Overdue Payments. If a Party fails to make any undisputed payment due to the other under this Agreement by the due date for payment, then, without limiting the other Party’s rights and remedies under this Agreement or under Applicable Law, the defaulting Party shall pay interest on the overdue amount at the lesser of one and one-half percent (1½%) per month (18% per annum) or the maximum rate permitted by Applicable Law. Such interest shall accrue daily from the original due date until the date payment is received in full, whether before or after judgment. Interest shall also accrue on amounts that were subject to a good-faith dispute but are ultimately determined by final resolution to be due and payable, in which case interest shall accrue from the original due date of the applicable payment obligation until payment is received in full. The defaulting Party shall pay all accrued interest together with the overdue amount.

g.	Return and Replacement. In the event any Product does not conform to the Specifications, and Cook receives notice of such nonconformance from Customer, Cook shall promptly notify Supplier of such non-conformance. Supplier shall, at its sole expense, manage all return, replacement, and repair activities directly with the Customer, including issuing a return merchandise authorization (RMA) to the Customer within five (5) business days of Cook’s notification. Supplier shall, at Cook’s option: (i) reimburse Cook for the transfer price paid by Cook to Supplier for such non-conforming Product; (ii) replace such Product with a new conforming Product shipped directly to the Customer at Supplier’s expense; or (iii) repair the Product so that it meets the Specifications and return it directly to the Customer at Supplier’s expense. Cook’s sole obligation is notification. Supplier shall manage all Customer-facing activities in connection with any non-conforming Product in accordance with this Agreement. In the event of a dispute as to whether the Product is non-conforming, the Parties shall submit the Product to a mutually acceptable independent third party for evaluation, whose determination shall be binding, with costs borne by the losing Party. Any such third party shall be required to enter into a confidentiality agreement on terms no less protective than those set forth in Section 9.

5.	Audit. Each Party shall have the right but not the obligation to perform audits as set forth herein for the purpose of confirming the audited Party’s compliance with the terms of this Agreement.

a.	During the Term and two (2) years thereafter (or applicable length of time identified in the Quality Agreement), each Party shall maintain books and records, and upon ten (10) days’ prior written notice and during normal business hours allow representatives of the auditing Party to visit the offices of the audited Party to conduct an audit of the audited Party’s books, records, and operations to the extent such relates to the Products and to compliance with the audited Party’s obligations under this Agreement, including, without limitation:

i.	review of records, policies, and procedures demonstrating compliance with anti-corruption, modern slavery, worker’s rights and conflict minerals legislation, including the U.S. Foreign Corrupt Practices Act 1977, California Transparency in Supply Chains Act 2010, Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Reform Act”) and the rules and regulations promulgated thereunder relating to Conflict Minerals as defined in the Reform Act and all other applicable local and international laws and regulations;

ii.	quality activities and responsibilities related to the manufacture, shipment, storage, and distribution of the Products according to the Specifications and as set forth in the Quality Agreement; and

iii.	amounts invoiced by Supplier and paid by Cook for the Products to verify compliance with this Agreement.

b.	The audited Party shall cooperate fully with any such audit including any remediation action issued by the auditing Party as a result of an audit and that is necessary to conform to the obligations of this Agreement, including the Quality Agreement.

c.	The audited Party reserves the right to redact confidential information or trade secret information from the audited Party’s materials that may be disclosed during the audit. Information disclosed during the course of an audit shall be treated as Confidential Information of the audited Party. Prior to a third party’s participation in an audit on behalf of the auditing Party, the audited Party may require a suitable confidentiality agreement between the audited Party and the third party.

6.	Quality. The Products shall be manufactured by Supplier in accordance with the Specifications and Regulatory Approvals. Supplier shall be responsible for the quality of the Products. During the Term of this Agreement, Cook and Supplier will enter into the Quality Agreement, which terms shall govern the Parties’ manufacturing, supply, distribution, and other quality activities related to the Products, the terms of which are hereby incorporated by reference, and such terms of the Quality Agreement may survive as required by law or regulation or as otherwise agreed to in the Quality Agreement. Audits, recalls, Field Actions, complaint handling, and Supplier’s manufacture of the Products will each be subject to and pursuant to that Quality Agreement. If Supplier intends to materially change its manufacturing process or materials, Supplier shall first notify Cook of such proposed change, and Supplier shall not implement the proposed change except in compliance with the Quality Agreement. In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any manufacturing or quality matters associated with Product, the Quality Agreement shall prevail; in all other matters of conflict between the Quality Agreement and this Agreement including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

7.	Regulatory and Data Privacy.

a.	Registration. Supplier, as the Manufacturer and License Holder, has filed, maintains, and will continue to maintain during the Term appropriate regulatory clearances, licenses, registrations, and approvals, including without limitation, FDA clearances, for the Products in the Territory. If Supplier becomes aware of any regulatory activities or changes that Supplier determines would impact Cook sales with respect to Products in the Territory such as but not limited to suspended, revoked, expiring or discontinued licenses, Supplier will act in good faith to notify Cook in advance thereof with reasonable promptness (with Supplier recognizing that 180 days in advance of any regulatory activities or changes would be desired when reasonably feasible). Supplier shall provide Cook with reasonable access to regulatory documentation, technical files, complaint data, and post-market surveillance information necessary for Cook to fulfill its regulatory obligations in the Territory.

b.	Labeling Review. As the Manufacturer of the Products, Supplier is ultimately responsible for all Labeling. If Cook requests or drafts Labeling, Supplier will review, comment, edit, amend, and approve as necessary to ensure that such Labeling is in compliance with Applicable Law and Regulatory Approvals.

c.	All Promotional Materials (as defined in Exhibit A) prepared by either Party shall comply with FDA regulations, including 21 CFR Part 202. Prior to use, all Promotional Materials shall be reviewed and approved by Supplier (as Manufacturer responsible for FDA compliance).

d.	Post-Market. Supplier shall have primary responsibility for post-market regulatory activities related to the Products, including without limitation complaint intake, investigation, communications with Customers and regulatory agencies, and Field Actions, all as set forth in the Quality Agreement. Cook shall forward to Supplier any complaints, adverse event reports, or Customer communications related to the Products that Cook receives, and Supplier shall handle all such matters directly. Cook shall receive copies of all complaint documentation and Field Action communications for Cook’s regulatory compliance and record-keeping purposes. For the avoidance of doubt, in the event of any action taken to remove from the field or correct a Product or to notify third parties of a Product’s defectiveness or potential defectiveness, including without limitation recalls, market withdrawals, or other corrections (each of which shall constitute a Field Action), Cook and Supplier shall work together to perform or resolve such Field Action in accordance with the Quality Agreement. As the Manufacturer, Supplier is primarily responsible for determining when a Field Action is appropriate; provided, however, Cook may elect to remove a Product from its distribution channels independent of Supplier. As Supplier handles the direct Customer relationship for service and support, Supplier shall be primarily responsible for implementation and communications related to each Field Action with Customers. Cook will cooperate with and support Supplier in connection with Field Actions within Cook’s distribution channel, including by forwarding Customer communications to Supplier and facilitating Supplier’s direct contact with Customers as needed. Supplier shall reimburse Cook for the reasonable out-of-pocket costs incurred by Cook performing Field Actions initiated by Supplier; provided, however, Cook will be responsible for its out-of-pocket costs for Field Actions initiated by Cook.

e.	Data Privacy. In the event Cook becomes aware of any personal data from Customers (including patient name, contact information, or complaint details), (i) Cook agrees it will not use or allow any other person or entity to use such information and such information shall be deemed Confidential Information of Supplier for purposes of this Agreement, including Section 9, and (ii) Cook shall immediately notify Supplier of such instance and any applicable data privacy requirements. Cook shall protect such data in accordance with applicable data protection laws and shall not disclose it to third parties without Customer consent.

Notwithstanding the foregoing, to the extent that the Parties are considered separate independent controllers of certain personal data processed for their own independent purposes, each Party agrees to comply with its obligations under applicable data protection laws. For the purposes of this clause, the terms “controller”, “processor”, and “personal data” shall have the meanings ascribed to them in the Data Protection Laws defined in the attached DPA.

f.	Data Security. While Supplier may not routinely access Cook’s data or systems, in the event Supplier requires access to any Cook data, systems, or networks to perform its obligations under this Agreement, Supplier shall:

i.	Implement industry-standard security measures to protect such data;

ii.	Limit access to authorized personnel only;

iii.	Not disclose Cook data to third parties without written consent;

iv.	Immediately notify Cook of any unauthorized access, breach, or security incident; and

v.	Comply with all Applicable Law.

8.	Intellectual Property. Ownership and all right, title, and interest in and to all improvements or modifications to the Products or other inventions, developments, or know-how that are made solely by one Party, its employees, or agents shall remain with such Party. Any inventions or intellectual property or other improvements or modifications made or conceived by a Party under this Agreement shall be decided according to United States patent laws. A Party is not permitted to use or disclose any of the other Party’s Confidential Information in any patent application or patent without the express written consent of the other Party. Without limiting the foregoing, this Agreement and the supply of Products by Supplier to Cook do not grant (i) Supplier either explicitly or by implication any right, title or interest in or to any of Cook’s or any of its Affiliates’ Confidential Information and/or Intellectual Property Rights, (ii) Cook either explicitly or by implication any right, title or interest in or to any of Supplier’s or any of its Affiliates’ Confidential Information and/or Intellectual Property Rights OR (iii) TO CUSTOMER EITHER EXPLICITLY OR BY IMPLICATION ANY RIGHT, TITLE OR INTEREST IN OR TO ANY OF SUPPLIER’S OR ANY OF ITS AFFILIATES’ CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY RIGHTS OTHER THAN THE LICENSED RIGHTS CONFERRED UNDER SECTION 8(a), AND THAT CUSTOMER SHALL NOT SEEK TO OBTAIN (OTHER THAN FROM SUPPLIER) ANY INTELLECTUAL PROPERTY RIGHTS IN THE PRODUCTS. Except as otherwise provided herein or authorized by the other Party in writing, neither Party shall use the name of the other Party or its respective Affiliates or any of their Trademarks.

a.	Limited License to Cook. Supplier hereby grants to Cook a nonexclusive, royalty-free, worldwide license to use Supplier’s name, logo, trademarks and other similar intellectual property solely for the purpose of labeling or extended labeling of the Products, as necessary, and used during the sale and/or distribution of the Products and performing its other rights and obligations in accordance with this Agreement.

i.	Branding of TULSA-PRO. Without limiting Section 8(a), Cook may use the name of Supplier and the name of “TULSA” or “TULSA-PRO” for the purpose of advertising and marketing TULSA-PRO in accordance with this Agreement. Cook acknowledges and agrees that Supplier represents and warrants that all trademark and trade dress rights associated with the “TULSA-PRO” name and branding are the property of Supplier. Cook shall not seek to obtain any trademark, trade dress, or similar branding rights in the “TULSA-PRO” name or branding. Cook shall leave in place all trademarks, labels and other trade designations placed by Supplier on Products and their packaging (including designations indicating manufacture by Supplier) and shall not alter any such trademarks, labels or other trade designations without the prior written consent of Supplier. Cook acknowledges and agrees that all Intellectual Property Rights in the TULSA-PRO, including the aesthetic and functional designs of the Products, are the property of Supplier and that Cook shall not seek to obtain any Intellectual Property Rights in the “TULSA-PRO” and related Disposables.

ii.	All goodwill associated with Cook’s use of Supplier’s Trademarks shall inure exclusively to the benefit of Supplier. Cook shall not take any action which may constitute an infringement of such rights without prior written authorization from Supplier. Furthermore, Cook shall not use or make reference to Supplier’s trademarks or trade name (or any derivation thereof) in connection with Cook’s own products or trade name without prior written authorization from Supplier.

iii.	Cook shall, when using or making reference to a trademark of Supplier (as may be permitted by Section 8(a) above, or elsewhere in this Agreement), clearly identify (whether through use of an asterisk, footnote or otherwise) such trademark as a “Trademark of Profound Medical Inc. or its affiliates” or otherwise as Supplier may instruct from time to time.

b.	Limited License to Supplier. Cook hereby grants to Supplier a nonexclusive, royalty-free, worldwide license to use Cook’s name, logo, trademarks and other similar intellectual property solely for the purpose of manufacturing and preparing and applying labeling and extended labeling of the Products, as necessary, and used during the manufacture, labeling, and shipment of the Products and performing its other rights and obligations in accordance with this Agreement.

c.	Defense of Intellectual Property. Supplier may defend or prosecute its patents as it deems appropriate, reasonable, or necessary.

d.	No Reverse Engineering. Cook shall not directly or indirectly modify, reverse engineer, disassemble, decompile, decode, copy, duplicate, change or alter Product or any parts or components thereof without Supplier’s written approval. Without limiting the foregoing, if Cook unintentionally or otherwise receives personal information or data regarding a patient including treatment plans and procedures or sets of such information, it will not use or allow any other person or entity to use such data or data sets and such data and datasets shall be deemed Confidential Information for purposes of this Agreement, including Section 9. For clarity, the preceding sentence does not apply to (i) data that Cook is entitled to receive or use under this Agreement or Applicable Law (including complaint, post-market surveillance and regulatory information), that can be used for the sole purpose of enforcement and compliance with this Agreement, or (ii) data generated by or stored on Cook Equipment.

e.	No Challenge. Cook shall not directly or indirectly challenge the validity of or ownership of the Patents or Trademarks covering the Products. Nothing in this Section restricts Cook or its Affiliates from asserting, in response to any claim, action, or allegation of infringement by Supplier or any other person (including by counterclaim), any defense, including invalidity, unenforceability, non-infringement, exhaustion, or license. The assertion of any such defense shall not constitute a breach of this Agreement.

9.	Confidentiality. Each Party as a Receiving Party shall protect the Confidential Information of the Disclosing Party against disclosure to third parties and shall not use such Confidential Information except in performance of this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information to its own employees, officers, directors, and Affiliates who have a need to know such information solely for the purposes of performing this Agreement, provided that such persons are bound by obligations of confidentiality no less protective than those set forth herein. The Receiving Party shall be responsible for any breach of this Section by such persons. The Receiving Party shall use at least the same degree of care that it uses to protect its own proprietary information of a similar nature, but in no event less than a reasonable degree of care and no less protective than those set forth herein.

a.	Compelled Disclosure/Required Disclosures. This Section 9 does not prohibit disclosure or use of any Confidential Information if and to the extent that the disclosure or use is required by Applicable Law (including securities laws), any judicial or administrative proceedings, or the rules of any recognized stock exchange on which the shares of any Party (or its parent entity) are listed, provided that prior to such disclosure, the Receiving Party shall use reasonable efforts to the extent permitted by law, to promptly notify the Disclosing Party of such requirement. In the event that the Receiving Party is by any law, rule, regulation, subpoena, order, decree or decision, or other process of law ordered to disclose Confidential Information of the Disclosing Party, the Receiving Party will, as permitted by law, regulation, or order, promptly notify the Disclosing Party in order to allow the Disclosing Party a reasonable time to oppose such process and will disclose only that portion of Confidential Information necessary to comply with such law, regulation, or order. If Confidential Information must be disclosed to auditors as part of a quality audit imposed by Applicable Law or Governmental Authority, Receiving Party will use reasonable efforts to secure confidential treatment of any applicable Confidential Information disclosed to such auditors or Governmental Authority.

10.	Product Warranties.

a.	Supplier warrants that, during the Warranty Term, the Product shall (i) operate or perform substantially in conformance with the Specifications, (ii) be free from defects in design, material and workmanship, and (iii) comply with all Applicable Laws and regulations. Such warranty applies when the Product is subjected to normal, proper and intended use by properly trained personnel in accordance with the Specifications and Supplier’s written documentation and without modification. Cook may extend the benefit of the warranties set forth in this Section 10(a) to Customers, and Supplier’s warranty obligations shall run directly to Customers to the extent Cook extends such warranties.

For the avoidance of doubt, Supplier’s warranties set out in Section 10(a), and Supplier’s obligation to make repairs, replacements or corrections required, do not apply to:

i.	Cook Equipment, except to the extent damage to Cook Equipment is caused by Supplier’s negligence, installation, integration or failure of the Product;

ii.	normal wear and tear;

iii.	accident, disaster or a Force Majeure Event; and

iv.	damages to the Product resulting from:

A.	use of the Product in a manner materially inconsistent with the Specifications and Supplier’s written documentation;

B.	causes external to the Product that are outside normal commercial operating conditions;

C.	misuse, abuse, accident, neglect, impacts or abrasions not caused by Supplier;

D.	any material modifications or alterations made by a Customer without Supplier’s prior written approval (which shall not be unreasonably withheld);

E.	Customer’s application of cleaners, germicides or other chemicals not approved in writing by Supplier, provided that Supplier shall maintain and make available to Cook and Customers a current list of approved cleaning and sterilization agents; or

F.	Electrical power surges or interruptions that exceed industry-standard electrical specifications and would damage industry-standard medical equipment, provided that Supplier makes surge protection recommendations available to all Customers.

10A.	Warranty Term

a.	The warranties set forth in Section 10(a) shall extend for the Warranty Term. “Warranty Term” means the longer of (i) twelve (12) months from the date of installation or (ii) the period provided under Supplier’s standard product warranty for the Products in effect on the date Supplier accepts the applicable PO, or longer if required by Applicable Law, in each case beginning on the date of Installation Acceptance. Supplier shall attach its current standard product warranty as Exhibit D. No amendment to Supplier’s standard product warranty shall reduce the warranty applicable to Products ordered before the amendment. “Installation Acceptance” means the date on which installation of the Product at the Customer’s facility in accordance with the applicable Product Schedule is complete and the Customer has given written acceptance. Supplier shall notify Cook in writing of the Installation Acceptance date within five (5) business days after it occurs.

b.	During the Warranty Term, if Products do not comply with the warranties set forth in Section 10, and if Cook is notified by Customer of such noncompliance with warranties, Cook shall notify Supplier regarding such lack of compliance (and provide Supplier with any necessary information and documentation which evidences such lack of compliance) within five (5) days after the discovery of such noncompliance by Customer(s), as applicable. Supplier shall, at its expense and as Customer’s sole and exclusive remedy for breach of warranty (without prejudice to other rights available under this Agreement or Applicable Law), promptly repair or replace any non-conforming Product, including all parts, labor, travel, and shipping costs.

c.	Products repaired or replaced by Supplier within the Warranty Term shall be warranted for the longer of (i) the remainder of the original Warranty Term, (ii) ninety (90) days from the date of repair or replacement, or (iii) any longer period provided under Supplier’s standard product warranty in effect on the date Supplier accepted the applicable PO. THE LIMITED WARRANTIES OF SUPPLIER SET OUT IN SECTION 10 AND THE REMEDIES SET OUT HEREIN ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES, VERBAL OR WRITTEN, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTORY OR OTHERWISE, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE THAT ARE NOT SPECIFIED HEREIN.

11.	Covenants regarding Supply.

a.	Failure to Supply. Supplier shall use commercially reasonable efforts to maintain sufficient capacity within a reasonable timeframe to supply Product to Cook’s designated Customers consistent with lead times specified in the applicable Product Schedule and Cook’s reasonable Product forecasts, if forecasts are provided, within each applicable Product Schedule. In accordance with Section 4(c) (Orders), Supplier will promptly notify Cook if it expects any delay in delivery of ordered Product so that Cook can notify the affected Customer. Cook may employ one or more remedies in this Section 11, provided however, that Cook and Supplier will cooperate in good faith to avoid additional costs or delays.

i.	If Supplier fails to ship the Products on or prior to the agreed upon shipping date in accordance with the delivery terms set forth herein and such failure is due to the acts or omissions of Supplier, Cook may purchase the Product shipped late under the respective PO, with the Supplier bearing responsibility for all reasonable requested expedited shipping costs to Customer’s designated facilities for Products shipped after the specified shipping date, provided (A) the applicable order was placed within the agreed upon lead time, acknowledged by Supplier, and then not shipped on or before the agreed upon shipping date; and (B) the applicable order was not modified by Cook to alter quantities or shipment dates after it was acknowledged by Supplier.

ii.	If Cook’s designated Customers have still not received Product after fifteen (15) days from the agreed upon shipping date and Supplier has not cured such delay within that timeframe, Cook may elect, in its sole discretion, to (i) withdraw its PO with respect to any late delivered Product and reject such late delivered Product, or (ii) purchase the Product delivered late under the respective PO at a ten percent (10%) discount off the Product price applicable to the respective Product Schedule and PO.

b.	Supplier shall use commercially reasonable efforts to maintain sufficient capacity within a reasonable timeframe to supply Product to Cook’s designated Customers consistent with lead times specified in applicable Product Schedules and Cook’s reasonable Product forecasts, if forecasts are provided.

In the event Supplier is unable to deliver the full quantity of a Product under an accepted PO on time, Supplier may elect to deliver a portion of the PO-specified quantity, provided that Supplier will also be responsible for any shipping costs for multiple shipments. In addition to the remedies set forth herein, in the event of Supplier’s failure to deliver on time, Supplier shall cooperate with Cook in communicating with the affected Customer regarding delivery status and shall provide Cook with written updates every three (3) Business Days until delivery is complete.

12.	Insurance, Indemnification and Limitation of Damages.

a.	Insurance. Supplier shall obtain and maintain insurance in the amounts and of the types set forth in Exhibit B. Supplier shall provide Cook with proof of such insurance and thirty (30) days’ advance written notice of any material change or cancellation of such insurance coverage. In no event shall Supplier carry insurance with coverage and minimum policy limits less than required by Applicable Law. In addition, any subcontractors Supplier engages to perform services under this Agreement shall be required to obtain and maintain insurance consistent with the insurance coverage set forth in Exhibit B.

b.	Indemnification By Supplier. Supplier shall indemnify, defend, and hold harmless Cook (and any parent, subsidiary or Affiliate, any officers, directors, shareholders, agents and employees of any of them, and their permitted successors and assigns) from and against any and all liabilities, claims, lawsuits, losses, demands, damages, fines, penalties, costs, and expenses (including reasonable attorney’s fees and court costs) to which such indemnitee may become subject as a result of any claim, demand, action, or cause of action or other proceeding (each, a “Proceeding”) by any third party to the extent proximately caused by:

A.	any alleged non-conformance of the Product with its Specifications or alleged defect in design, manufacture, labeling, or delivery of the Products or any component thereof;

B.	a failure to manufacture, design, label, or deliver the Products or component thereof pursuant to Applicable Law;

C.	the negligent act or omission or intentional misconduct of Supplier;

D.	a material breach of this Agreement by Supplier;

E.	Supplier’s failure to comply with Applicable Law or other applicable regulation or law; or

F.	a Product manufactured by or for Supplier that infringes any valid United States patent, copyright or trademark, or other intellectual property right of any third party.

Notwithstanding the foregoing, Supplier will not be responsible for any liabilities, claims, lawsuits, losses, demands, damages, fines, penalties, costs, and expenses (including reasonable attorney’s fees and court costs) to the extent directly caused by: (i) the negligent act or omission or intentional misconduct of Cook; (ii) Cook’s failure to comply with Applicable Law or other applicable regulation or law; or (iii) Cook’s material breach of this Agreement. These indemnification rights shall be in addition to any warranty claims that Cook may have with respect to the Products.

c.	By Cook. Cook shall indemnify, defend, and hold harmless Supplier (and any parent, subsidiary or Affiliate, any officers, directors, shareholders, agents and employees of any of them, and their permitted successors and assigns) from and against any and all liabilities, claims, lawsuits, losses, demands, damages, fines, penalties, costs, and expenses (including reasonable attorney’s fees and court costs) to which such indemnitee may become subject as a result of a Proceeding by any third party to the extent proximately caused by:

A.	any alleged non-conformance of the Cook Equipment with its Specifications or alleged defect in design, manufacture, labeling, or delivery of such equipment or any component thereof;

B.	a failure to manufacture, design, label, or deliver the Cook Equipment or component thereof pursuant to Applicable Law;

C.	the negligent act or omission or intentional misconduct of Cook;

D.	a material breach of this Agreement by Cook;

E.	Cook’s failure to comply with Applicable Law or other applicable regulation or law; or

F.	Any Cook Equipment that infringes any valid United States patent, copyright or trademark, or other Intellectual Property Right of any third party.

Notwithstanding the foregoing, Cook will not be responsible for any liabilities, claims, lawsuits, losses, demands, damages, fines, penalties, costs, and expenses (including reasonable attorney’s fees and court costs) to the extent directly caused by: (i) the negligent act or omission or intentional misconduct of Supplier; (ii) Supplier’s failure to comply with Applicable Law or other applicable regulation or law; or (iii) Supplier’s material breach of this Agreement.

d.	Procedure; Settlement. The indemnified Party shall promptly notify the indemnifying Party in writing of any Proceeding in respect of which an indemnified Party intends to claim such indemnification. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of a Proceeding shall only relieve the indemnifying Party of its indemnification obligations under this Section 12 if and to the extent the indemnifying Party is actually and materially prejudiced thereby. The indemnifying Party shall have the right to control the defense of any Proceeding using counsel reasonably acceptable to the indemnified Parties. The indemnified Party shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any Proceeding. The indemnified Party may participate at its expense in the indemnifying Party’s defense of and settlement negotiations for any Proceeding with counsel of the indemnified Party’s own selection;

Neither Party shall consent to any compromise or settlement of any Proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, the other Party’s consent shall not be required if such compromise or settlement: (1) unconditionally releases all indemnified parties from all liability arising out of such Proceeding, and (2) does not include a statement as to or an admission of fault, culpability or failure to act on the part of any of the indemnified Parties, and (3) does not create or impose any license fee, royalty, or other payment obligation on either Party with respect to the sale of the Products.

LIMITATION OF LIABILITY. EXCEPT FOR LIABILITY ARISING FROM (i) BREACH OF CONFIDENTIALITY, (ii) INTELLECTUAL PROPERTY INFRINGEMENT, (iii) PRODUCT LIABILITY, (iv) INDEMNIFICATION OBLIGATIONS, (v) WILLFUL MISCONDUCT OR FRAUD, OR (vi) RECALL OBLIGATIONS,

EACH PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED ONE (1) TIMES THE TOTAL AMOUNTS PAID BY COOK TO SUPPLIER IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM.

NEITHER PARTY SHALL BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES.

13.	Compliance with Laws. Cook and Supplier each shall comply with Applicable Laws, and standards with respect to manufacture, shipment, sale, distribution and export of the Products. If any activities under this Agreement (including training, marketing events, symposia, or other activities) result in transfers of value to healthcare providers as defined under the Physician Payments Sunshine Act (42 U.S.C. §1320a-7h), the Parties shall ensure compliance with CMS Open Payments reporting requirements, including accurate tracking and timely submission of all required information. The Parties acknowledge that this Agreement is subject to the Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)) and related regulations. Compensation under this Agreement (including commissions, co-marketing expenses, and reimbursements) shall: (i) be based on fair market value; (ii) not be contingent upon the volume of referrals or purchases by healthcare providers; (iii) not constitute payment for services other than those expressly stated in this Agreement; and (iv) be reasonable and proportionate to legitimate services rendered. Neither Party shall offer, pay, solicit, or receive anything of value as inducement for referrals or business to the extent prohibited by Applicable Law.

Without limiting the foregoing, neither Party will engage in unfair or illegal trade practices. Additionally, Cook and Supplier agree to respectively comply with Cook’s and Supplier’s Code of Conduct, a copy of which may be found at:

https://www.cookmedical.com/support/supplier-information/supplier-code-of-conduct (Cook) and https://ir.profoundmedical.com/_assets/_87f01cf595210070afda7c0af203b8d6/profoundmedical/db/928/9504/file/Code+of+Business+Conduct+and+Ethics+-+Revision+3.pdf (Supplier).

14.	No Debarment. Neither Party nor any of its officers or directors or employees or agents involved in performing any of the services in connection with this Agreement has been debarred pursuant to the FDCA or excluded from participating in a federal health care program, including without limitation the Medicare or Medicaid programs and shall notify the other Party promptly in writing in the event it or its officers, directors or employees or agents performing such services hereunder subsequently becomes debarred under the FDCA or excluded from a federal healthcare program.

15.	Equal Opportunity and Non-Discrimination. Cook values the importance of equal opportunity in its workplace and zero tolerance for discrimination in any form. As a consumer of products and services, Cook expects that its suppliers share Cook’s commitment to equal opportunity, non-discrimination and a willingness to remove barriers that block progress for individuals in the workplace.

16.	General.

a.	Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than an obligation to make any payment) to the extent such failure or delay results from a Force Majeure Event (as defined below). The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to promptly remedy its inability to perform and recommence performance. “Force Majeure Event” shall mean an event that is caused by any act of war, terrorism, civil riots or rebellions, quarantine, embargo and other similar unusual governmental action, labor strikes, industry-wide materials shortages, extraordinary elements of nature or act of God, or other event or condition outside the reasonable control of the Party subject to such failure or delay.

b.	Non-Solicitation of Personnel. During the Term of this Agreement and for a period of twelve (12) months thereafter, neither Party shall knowingly solicit for employment or hire any employee of the other Party who was directly involved in the performance of this Agreement without the prior written consent of the other Party; provided, however, that this restriction shall not apply to general employment advertisements on company websites or third party job boards or solicitations not specifically directed at such employees.

c.	Severability. If any provision of this Agreement is held to be invalid or unenforceable under the circumstances, such provision’s application in any other circumstances and the remaining provisions of this Agreement will not be affected thereby.

d.	Relationship. The Parties are independent contractors with respect to each other engaged in the purchase and supply of the Products. This Agreement does not make either Party the legal representative, agent, employee, owner or partner of the other. Neither Party has the right or authority to assume, create or incur any liability or obligation of any kind, express or implied, against, in the name of or on behalf of, the other Party.

e.	Notices. All notices that are required or permitted to be given pursuant to this Agreement shall be given by personal delivery, express courier, certified mail, or email and shall be directed to:

If to Cook:

Cook Medical Holdings LLC

750 Daniels Way

Bloomington, IN 47404

Attn: Vice President, Global Supply Chain

Copy to:

Cook Medical Holdings LLC

750 Daniels Way

Bloomington, IN 47404

Attn: General Counsel

If to Supplier:

Profound Medical (U.S.) Inc.

9160 Forum Corporate Parkway, Suite 350

Fort Myers, FL 33905

Attn: Richard Fabian
[***]

Copy (which shall not constitute notice) to:

Mintz LLP

200 Bay Street, South Tower, Suite 2800

Toronto, ON M5J 2J3

Attn: Cheryl Reicin

[***]

and shall be deemed properly given to the Party at the above address on the date of personal delivery, the date of transmission by email, or on the actual date of delivery if sent by express courier or certified mail.

f.	Assignment. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, which consent may be withheld for any reason. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Any assignment must be in writing. Notwithstanding the foregoing, either Party may assign this Agreement, without the prior consent of the other Party, to an Affiliate provided the assigning Party continues to guarantee its obligations under this Agreement, or to a successor in genuine business reorganization, or to an acquiring entity in connection with the merger or sale of substantially all of the assets of such Party’s business or product line(s) to which this Agreement relates. In the event Supplier undergoes a Change of Control, either Party may terminate this Agreement upon ninety (90) days’ written notice provided such termination shall not be effective prior to twenty-four (24) months following FDA clearance to sell the Products. With respect to this Section, “Change of Control” means, with respect to Supplier: (a) any merger, consolidation, or reorganization in which Supplier is not the surviving entity; (b) the sale, transfer, or disposition of all or substantially all of Supplier’s assets; (c) the direct or indirect acquisition by any person or entity, or group of related persons or entities, of more than fifty percent (50%) of the voting power or ownership interests of Supplier; or (d) any transaction or series of related transactions resulting in a change in the power to direct or cause the direction of the management and policies of Supplier, whether through ownership, voting securities, contract, or otherwise.

g.	Governing Law. This Agreement will be interpreted in accord with the laws of the State of New York without regard to principles of conflicts of law. The United Nations Convention on Contracts for the International Sale of Goods is expressly disclaimed by the Parties with respect to this Agreement and the transactions contemplated hereby.

h.	Dispute Resolution. Except as otherwise expressly provided herein, any dispute or claim arising out of or relating to this Agreement, or to the breach, termination, or validity of this Agreement, will be resolved as follows: each Party shall discuss the matter and make reasonable efforts to attempt to resolve the dispute. If the Parties are unable to resolve the dispute, a CEO or President of each Party will meet within thirty (30) days of a request to attempt to resolve such dispute being made by a Party. If the CEOs or Presidents cannot resolve the dispute through good faith negotiations within sixty (60) days after a Party requests such meeting (but in no event later than three (3) months after notice of such dispute is given by one Party to the other Party), then the Parties shall resort exclusively to binding arbitration by serving written notice of its intention to arbitrate the dispute to the other Party. Arbitration of any dispute shall be conducted in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect (the “Rules”). Except as required by law, the contents of the arbitration shall be kept confidential by the Parties and the arbitrator and witnesses shall also agree to strict confidentiality as a condition to participating in the arbitration. Notwithstanding the confidentiality obligation, each Party may disclose the arbitration to:

i.	Its employees, officers, and advisors on a need-to-know basis (who shall be bound by confidentiality);

ii.	Its legal counsel and accountants;

iii.	Its insurance carriers (for coverage determination);

iv.	As required by law, regulation, or court order;

v.	As necessary to enforce or challenge the arbitration award; and

vi.	or Cook only, Cook may disclose arbitration to other Cook business units if there is a pattern of similar issues with Supplier that materially impacts Cook’s business operations or customer relationships.

Such arbitration shall be conducted by one arbitrator selected by the Parties within thirty (30) days after notice of intent to arbitrate is given and if the Parties cannot agree, then the arbitrator shall be appointed in accordance with the Rules. If the amount in controversy exceeds $250,000 or if the dispute involves technical/scientific issues related to Product defects or performance, the Parties may jointly request three arbitrators, with each Party selecting one arbitrator and those two selecting a third. All arbitrations shall take place in New York, New York, in the English language. Any decision of the arbitrator shall be final and binding on the Parties without the right of appeal. Each Party shall bear its own attorneys’ fees and costs during the course of the dispute. The arbitrator shall award reasonable costs of arbitration (including arbitrator fees, court reporter, etc.) to the extent the arbitrator determines one Party’s position was unreasonable or frivolous. The prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs as determined by the arbitrator. A Party to whom any amount is owed as a result of an award of the arbitrator shall be entitled to payment within thirty (30) days of the date of award. Each of the Parties agrees to cooperate promptly and fully with the other Party with respect to all aspects of arbitration, including the appointment of the arbitrator and compliance with any requests or orders of the arbitrator. During the arbitration proceeding, the Parties shall continue the performance of their respective obligations hereunder in the ordinary course.

i.	Equitable Relief. Notwithstanding anything to the contrary in Section 16(h) above, if either Party in its sole judgment, acting reasonably, believes that any such dispute could cause it irreparable harm, such Party will be entitled to seek equitable relief either through the courts or arbitration.

j.	Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT.

k.	Entire Agreement; Counterparts. Supplier and Cook acknowledge that they have read this Agreement and understand it and agree to be bound by its terms and conditions. This Agreement (including the Exhibits and Product Schedules) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between the parties in connection with such subject matter. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which constitute one and the same document.

SIGNATURE PAGE BELOW

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

COOK MEDICAL HOLDINGS LLC		PROFOUND MEDICAL (U.S.) INC.

By:	/s/ Peter Polverini	By:	/s/ Arun Menawat

Name:	Peter Polverini	Name:	Arun Menawat

Title:	Vice President Interventional MR	Title:	CEO

Date:	October 28, 2026	Date:	October 28, 2026